Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS
-- Loan growth and robust net interest margin generate record net interest income, tempering elevated credit costs --

MADISON, Wis., July 26, 2018 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ:FBIZ) reported second quarter 2018 net income of $3.3 million highlighted by record net interest income, record trust and investment fee income and well-managed operating expenses. The quarter’s strong operating performance was partially offset by elevated credit costs primarily related to three legacy Small Business Administration (“SBA”) loan relationships.

Summary results for the quarter ended June 30, 2018 include:

•	Net income totaled $3.3 million, compared to $3.6 million in the linked quarter and $1.9 million in the second quarter of 2017.

•	Diluted earnings per common share measured $0.38, compared to $0.42 and $0.22 for the linked and prior year quarters, respectively.

•
Annualized return on average assets and annualized return on average equity measured 0.70% and 7.59%, respectively, compared to 0.78% and 8.88% for the linked quarter and 0.42% and 4.50% for the second quarter of 2017.

•	Net interest margin was 3.77%, compared to 3.65% in the linked quarter and 3.64% for the second quarter of 2017.

•	Net interest income was $16.9 million, compared to $16.2 million in the linked quarter and $15.5 million for the second quarter of 2017.

•	Trust and investment services fee income totaled a record $2.0 million, increasing 4.7% from the linked quarter and 20.6% from the second quarter of 2017.

•	Top line revenue, the sum of net interest income and non-interest income, increased 0.2% to $20.9 million from the linked quarter and 3.4% from the second quarter of 2017.

•	Provision for loan and lease losses was $2.6 million, compared to $2.5 million for the linked quarter and $3.7 million for the second quarter of 2017.

•	SBA recourse provision was an expense of $99,000, compared to a net benefit of $295,000 for the linked quarter and an expense of $774,000 for the second quarter of 2017.

•	The Company’s efficiency ratio measured 67.07%, compared to 67.45% for the linked quarter and 65.39% for the second quarter of 2017.

•	Record period-end gross loans and leases receivable of $1.595 billion grew 8.0% annualized during the second quarter and increased 9.4% from June 30, 2017.

•
Non-performing assets increased to $32.6 million at June 30, 2018, compared to $21.5 million and $39.7 million at March 31, 2018 and June 30, 2017, respectively, principally due to a fully-collateralized $9.1 million asset-based loan which moved to impaired status during the second quarter of 2018. Management believes the collateral will be successfully liquidated in the coming quarters and all contractual principal and interest will be received.

“The strength of First Business’s operating fundamentals enabled us to grow loans, net interest income and trust and investment fees to record levels,” said Corey Chambas, President and Chief Executive Officer. “We believe our operating model is positioned to efficiently drive top line revenue growth in the quarters ahead.” Chambas added, “We are disappointed in the elevated credit costs related to three legacy SBA relationships but remain resolute in our commitment to SBA lending and continue to believe this will be a future earnings catalyst for us. While the legacy SBA portfolio may be a source of volatility to quarterly earnings, the impact is expected to diminish as the legacy portfolio matures and our team of experts adds new relationships which are underwritten consistent with First Business’s quality standards.”

Results of Operations
Net interest income was $16.9 million in the second quarter of 2018, compared to $16.2 million in the linked quarter and $15.5 million in the second quarter of 2017. The increase compared to the linked and prior year quarters was principally due to an increase in both average loans and leases outstanding and average loan and lease yields. Average gross loans and leases of $1.569 billion increased by $23.7 million, or 6.1% annualized, compared to the linked quarter and increased by $99.1 million, or 6.7%, compared to the second quarter of 2017. Both periods of comparison benefited from increases to short-term market rates throughout 2017 and 2018, which management defines as the daily average effective federal funds rate for purposes of estimating interest-earning and interest-bearing betas. The change in the yield of the respective interest-earning asset or the rate paid on interest-bearing liability compared to the change in short-term market rates is commonly referred to as a beta. The daily average effective federal funds rate increased 29 basis points and 79 basis points for the second quarter of 2018 compared to the linked and prior year quarter, respectively.
The yield on average loans and leases improved to 5.42%, up from 5.09% and 4.98% in the linked and prior year quarter, respectively. The average loans and leases beta was 114% from the linked quarter and 56% from the prior year quarter. The increase in yield from the linked quarter was primarily due to higher fees collected in lieu of interest, while both periods of comparison benefited from increases to short-term market rates. Fees collected in lieu of interest were $1.4 million in the second quarter of 2018, compared to $956,000 in the linked quarter and $1.3 million in the second quarter of 2017. Excluding fees collected in lieu of interest, the average loans and leases beta was 72% from the linked quarter and 54% from the prior year quarter. Similarly, the yield on average interest-earning assets improved to 5.01%, up from 4.67% and 4.52% in the linked and prior year quarter, respectively. The average interest-earnings asset beta was 117% from the linked quarter and 62% from the prior year quarter. Also excluding fees collected in lieu of interest, the average interest-earning assets beta was 79% from the linked quarter and 61% from the prior year quarter.
The Company’s cost of total average interest-bearing liabilities increased to 1.52% for the second quarter of 2018 from 1.25% and 1.09% in linked and prior year quarters, respectively. The average interest-bearing liabilities beta was 93% from the linked quarter and 54% from the prior year quarter. A shift in funding mix also contributed to the increased cost of total bank funding as average FHLB advances increased $105.3 million from the linked quarter, while lower-cost average interest-bearing in-market deposits decreased $73.7 million. Average interest-bearing deposit costs for the second quarter of 2018 increased to 1.17%, up from 0.95% and 0.85% in the linked and prior year quarter, respectively. The average interest-bearing deposit beta was 76% from the linked quarter and 41% from the prior year quarter.
Management believes an increase in funding costs will continue as the Company looks to grow in-market deposits amid both intense competition and the continued expectation of rising short-term market rates.
Net interest margin measured 3.77% for the second quarter of 2018, compared to 3.65% in the linked quarter and 3.64% in the second quarter of 2017. The increase compared to the linked quarter was principally due to the aforementioned higher fees collected in lieu of interest. Excluding fees in lieu of interest in both periods of comparison, the rate paid on average interest-bearing liabilities increased at a slightly greater rate than the yield on average interest-earning assets. Pricing discipline amid a rising rate environment has contributed to the increased net interest margin compared to the prior year quarter. Over this period of comparison, the increase in the yield on average earning assets has outpaced the corresponding increase in the rate paid on interest-bearing liabilities. Management expects the successful continuation of its strategies will allow the Company to maintain a net interest margin at or above its target of 3.50%.
The Company recorded provision for loan and lease losses totaling $2.6 million in the second quarter of 2018, compared to $2.5 million in the linked quarter and $3.7 million in the second quarter of 2017. Provision for the second quarter of 2018 reflected $1.6 million of additional specific reserves associated with three legacy SBA loan relationships, as well as an increase to general reserves commensurate with loan growth.
Non-interest income totaled $4.0 million, or 19.0% of total revenue, in the second quarter of 2018, compared to $4.7 million, or 22.4% of total revenue, in the linked quarter and $4.7 million, or 23.4% of total revenue, in the prior year quarter. Non–interest income decreased compared to both the linked and prior year quarters primarily due to a decline in loan fee income and fee income related to the Company’s commercial loan swap transactions, which were partially offset by record trust and investment services fee income growth. Also contributing to the decrease compared to the prior year quarter was a decline in gains from the sale of SBA loans.
Trust and investment services fee income continued to boost revenues and remained the Company’s largest source of non-interest income. Trust and investment services fee income totaled $2.0 million in the second quarter of 2018, increasing $89,000, or 4.7%, and $339,000, or 20.6%, compared to the linked and prior year quarters, respectively. Existing client relationships and business development efforts remained strong as trust assets under management and administration reached a record $1.645 billion at June 30, 2018, up $66.3 million, or 16.8% annualized, from the prior quarter and $307.1 million, or 22.9%, from June 30, 2017.
Gains on sale of SBA loans totaled $274,000 in the second quarter of 2018, compared to $269,000 in the linked quarter and $535,000 in the second quarter of 2017.
“Despite a very modest increase in SBA gains during the quarter, we are confident the team and platform we have built is poised for success,” Chambas commented. “Our SBA pipeline of approved loans continues to grow, however, the timing of closings and fundings can be difficult to predict and therefore we expect some variability around SBA gains during the platform's early stages of growth.”
Swap fee income totaled $70,000 in the second quarter of 2018, compared to $633,000 in the linked quarter and $250,000 in the second quarter of 2017. Although management believes additional demand for these types of opportunities will continue in 2018 due to the market’s assumptions of a rising interest rate environment, swap fee income may be a source of non-interest income volatility.
Non-interest expense was $14.5 million for the second quarter of 2018, compared to $13.9 million for the linked quarter and $14.2 million in the second quarter of 2017. Operating expense, as defined in the Efficiency Ratio table included in the Non-GAAP Reconciliations at the end of this release, totaled $14.0 million in the second quarter of 2018, $14.1 million in the linked quarter and $13.2 million in the second quarter of 2017.
Second quarter 2018 compensation expense was $9.1 million, flat in comparison to the linked quarter and up $734,000 compared to the prior year quarter. Growth in compensation expense from the prior year quarter reflects annual merit increases as well as the addition of several new producers across multiple business lines, including commercial lending, SBA lending, equipment finance and wealth management. Full-time equivalent employees were 265 at June 30, 2018, compared to 256 at March 31, 2018 and 250 at June 30, 2017. Management expects to continue strategically investing in talent as opportunities are presented in 2018 and beyond.

In the second quarter of 2018, the Company recorded a $99,000 SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold, compared to a net benefit of $295,000 in the linked quarter and a net expense of $774,000 in the prior year quarter. The total recourse reserve balance was $2.4 million, or 2.7% of total sold SBA loans outstanding at June 30, 2018. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters, though the magnitude of this volatility should diminish over time.
The Company’s second quarter 2018 efficiency ratio was 67.07%, compared to 67.45% for the linked quarter and 65.39% for the second quarter of 2017. Over time, the Company intends to achieve its target efficiency ratio range of 58-62% through proactive expense management and revenue growth efforts. These efforts include the recently completed charter consolidation and core conversion, an expected normalization of loan workout costs, as well as long-term revenue initiatives. These initiatives include efforts to increase SBA lending production and to increase commercial banking market share, particularly in our less mature markets, by continuing to invest in production talent.
The effective tax rate for the second quarter of 2018 was 14.9%, compared to 18.7% in the linked quarter. The lower effective tax rate was due to recognizing a state historic tax credit during the second quarter, which reduced income tax expense by $245,000.

Balance Sheet
Period-end gross loans and leases receivable totaled a record $1.595 billion at June 30, 2018, increasing $31.5 million, or 8.0% annualized, from March 31, 2018 and increasing $136.8 million, or 9.4%, from June 30, 2017.
”Loan growth in our Wisconsin markets continued to impress during the second quarter, driven by successful business development efforts and funding of existing construction projects,” commented Chambas. “We have also seen recent growth in outstanding asset-based loan and factored receivables,” Chambas added. “While these specialty finance lines remain a relatively small percentage of our loan portfolio, the associated high yields are key contributors to our revenue diversification strategy.”
Period-end in-market deposits, which consist of all transaction accounts, money market accounts and non-wholesale deposits, totaled $1.056 billion, or 62.9% of total bank funding at June 30, 2018, compared to $1.079 billion, or 65.1%, at March 31, 2018 and $1.120 billion, or 72.0%, at June 30, 2017. Period-end wholesale bank funds were $622.4 million at June 30, 2018, including FHLB advances of $341.0 million, brokered certificates of deposit of $275.4 million and deposits gathered through internet deposit listing services of $6.0 million. Consistent with the Company’s longstanding funding strategy to manage risk and use the most efficient and cost effective source of wholesale funds, management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company's target range of 60%-70%.
Asset Quality
Total non-performing assets were $32.6 million at June 30, 2018, increasing by $11.1 million, or 51.4%, compared to $21.5 million at March 31, 2018, and decreasing by $7.2 million, or 18.0%, compared to $39.7 million at June 30, 2017. The increase from the linked quarter primarily reflects the aforementioned $9.1 million asset-based loan that was moved to impaired status during the current quarter. The loan is fully-collateralized and management believes they will successfully liquidate the collateral and receive all contractual principal and interest. Non-performing assets also increased approximately $2.7 million from the migration of two legacy SBA loan relationships to impaired status during the second quarter. As a percent of total assets, non-performing assets measured 1.71% at June 30, 2018, compared to 1.15% and 2.25% at the end of the linked quarter and second quarter of 2017, respectively.
Capital Strength
The Company's capital ratios continued to exceed the highest required regulatory benchmark levels. As of June 30, 2018, total capital to risk-weighted assets was 11.87%, tier 1 capital to risk-weighted assets was 9.34%, tier 1 leverage capital to adjusted average assets was 9.25% and common equity tier 1 capital to risk-weighted assets was 8.80%. In addition, as of June 30, 2018, tangible common equity to tangible assets was 8.55%.
Quarterly Dividend
As previously announced, during the second quarter of 2018, the Company's Board of Directors declared a regular quarterly dividend of $0.14 per share. The dividend was paid on May 17, 2018 to stockholders of record at the close of business on May 7, 2018. Measured against second quarter 2018 diluted earnings per share of $0.38, the dividend represents a 36.8% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client support, administrative infrastructure and internal management systems.

•	Fluctuations in interest rates and market prices.

•	The consequences of continued bank acquisitions and mergers in our markets, resulting in fewer but much larger and financially stronger competitors.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2017 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Assets
Cash and cash equivalents	$45,803	$61,322	$52,539	$73,196	$63,745
Securities available-for-sale, at fair value	135,470	127,961	126,005	131,130	136,834
Securities held-to-maturity, at amortized cost	40,946	41,885	37,778	38,873	37,806
Loans held for sale	4,976	3,429	2,194	—	3,491
Loans and leases receivable	1,594,953	1,563,490	1,501,595	1,466,713	1,458,175
Allowance for loan and lease losses	(20,932)	(18,638)	(18,763)	(19,923)	(21,677)
Loans and leases receivable, net	1,574,021	1,544,852	1,482,832	1,446,790	1,436,498
Premises and equipment, net	3,358	3,247	3,156	3,048	2,930
Foreclosed properties	1,484	1,484	1,069	2,585	2,585
Bank-owned life insurance	40,912	40,614	40,323	39,988	39,674
Federal Home Loan Bank stock, at cost	9,295	8,650	5,670	5,083	2,815
Goodwill and other intangible assets	12,380	12,579	12,652	12,735	12,760
Accrued interest receivable and other assets	31,142	32,194	29,848	32,228	29,790
Total assets	$1,899,787	$1,878,217	$1,794,066	$1,785,656	$1,768,928
Liabilities and Stockholders’ Equity
In-market deposits	$1,056,294	$1,078,605	$1,086,346	$1,090,524	$1,120,205
Wholesale deposits	281,431	292,553	307,985	333,200	354,393
Total deposits	1,337,725	1,371,158	1,394,331	1,423,724	1,474,598
Federal Home Loan Bank advances and other borrowings	365,416	308,912	207,898	167,884	106,395
Junior subordinated notes	10,026	10,022	10,019	10,015	10,012
Accrued interest payable and other liabilities	12,948	16,645	12,540	17,252	12,689
Total liabilities	1,726,115	1,706,737	1,624,788	1,618,875	1,603,694
Total stockholders’ equity	173,672	171,480	169,278	166,781	165,234
Total liabilities and stockholders’ equity	$1,899,787	$1,878,217	$1,794,066	$1,785,656	$1,768,928

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
Total interest income	$22,468	$20,722	$19,504	$18,634	$19,225	$43,189	$37,672
Total interest expense	5,537	4,520	4,146	3,751	3,746	10,057	7,305
Net interest income	16,931	16,202	15,358	14,883	15,479	33,132	30,367
Provision for loan and lease losses	2,579	2,476	473	1,471	3,656	5,054	4,228
Net interest income after provision for loan and lease losses	14,352	13,726	14,885	13,412	11,823	28,078	26,139
Trust and investment service fees	1,987	1,898	1,739	1,653	1,648	3,884	3,277
Gain on sale of SBA loans	274	269	90	606	535	543	895
Service charges on deposits	720	784	727	756	766	1,504	1,531
Loan fees	389	527	463	391	675	917	1,133
Net (loss) gain on sale of securities	—	—	(409)	5	1	—	1
Swap fees	70	633	42	418	250	703	449
Other non-interest income	542	556	873	510	863	1,097	1,515
Total non-interest income	3,982	4,667	3,525	4,339	4,738	8,648	8,801
Compensation	9,116	9,071	6,953	7,645	8,382	18,187	17,065
Occupancy	544	529	567	527	519	1,073	994
Professional fees	928	1,035	1,017	995	1,041	1,963	2,051
Data processing	626	611	891	592	635	1,236	1,219
Marketing	591	333	563	594	582	925	952
Equipment	343	343	342	285	300	686	583
Computer software	679	742	686	715	639	1,420	1,322
FDIC insurance	369	299	307	320	381	668	761
Collateral liquidation costs	222	1	273	371	77	223	185
Net gain on foreclosed properties	—	—	(143)	—	—	—	—
Impairment of tax credit investments	329	113	2,447	112	112	442	225
SBA recourse provision (benefit)	99	(295)	145	1,315	774	(196)	780
Other non-interest expense	621	1,125	811	760	779	1,747	1,644
Total non-interest expense	14,467	13,907	14,859	14,231	14,221	28,374	27,781
Income before income tax expense (benefit)	3,867	4,486	3,551	3,520	2,340	8,352	7,159
Income tax expense (benefit)	578	837	(486)	936	454	1,414	1,876
Net income	$3,289	$3,649	$4,037	$2,584	$1,886	$6,938	$5,283

Per common share:
Basic earnings	$0.38	$0.42	$0.46	$0.30	$0.22	$0.79	$0.61
Diluted earnings	0.38	0.42	0.46	0.30	0.22	0.79	0.61
Dividends declared	0.14	0.14	0.13	0.13	0.13	0.28	0.26
Book value	19.83	19.57	19.32	19.04	18.96	19.83	18.96
Tangible book value	18.41	18.13	17.87	17.59	17.49	18.41	17.49
Weighted-average common shares outstanding(1)	8,631,189	8,633,278	8,631,554	8,621,311	8,601,379	8,631,664	8,601,002
Weighted-average diluted common shares outstanding(1)	8,631,189	8,633,278	8,631,554	8,621,311	8,601,379	8,631,664	8,601,002

(1)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,073,326	$13,264	4.94%	$1,046,751	$12,341	4.72%	$959,176	$10,620	4.43%
Commercial and industrial loans(1)	434,657	7,347	6.76%	439,491	6,702	6.10%	453,578	7,081	6.24%
Direct financing leases(1)	31,284	313	4.00%	29,871	303	4.06%	28,728	306	4.26%
Consumer and other loans(1)	29,914	319	4.27%	29,361	315	4.29%	28,580	277	3.88%
Total loans and leases receivable(1)	1,569,181	21,243	5.42%	1,545,474	19,661	5.09%	1,470,062	18,284	4.98%
Mortgage-related securities(2)	136,982	775	2.26%	128,061	687	2.15%	140,086	615	1.76%
Other investment securities(3)	34,391	163	1.90%	36,392	169	1.86%	37,765	161	1.70%
FHLB and FRB stock	8,392	66	3.15%	6,717	49	2.92%	4,229	24	2.26%
Short-term investments	45,473	221	1.94%	57,291	156	1.09%	49,584	141	1.14%
Total interest-earning assets	1,794,419	22,468	5.01%	1,773,935	20,722	4.67%	1,701,726	19,225	4.52%
Non-interest-earning assets	94,923			88,750			81,798
Total assets	$1,889,342			$1,862,685			$1,783,524
Interest-bearing liabilities
Transaction accounts	$272,840	628	0.92%	$297,730	408	0.55%	$231,720	288	0.50%
Money market	474,943	1,067	0.90%	514,837	851	0.66%	588,787	659	0.45%
Certificates of deposit	71,994	239	1.33%	80,904	239	1.18%	54,530	133	0.98%
Wholesale deposits	278,496	1,275	1.83%	300,855	1,332	1.77%	375,530	1,578	1.68%
Total interest-bearing deposits	1,098,273	3,209	1.17%	1,194,326	2,830	0.95%	1,250,567	2,658	0.85%
FHLB advances	322,791	1,637	2.03%	217,517	1,003	1.84%	87,386	279	1.28%
Other borrowings	24,889	414	6.65%	24,403	413	6.77%	24,494	532	8.69%
Junior subordinated notes	10,023	277	11.05%	10,020	274	10.94%	10,009	277	11.08%
Total interest-bearing liabilities	1,455,976	5,537	1.52%	1,446,266	4,520	1.25%	1,372,456	3,746	1.09%
Non-interest-bearing demand deposit accounts	240,352			228,557			229,051
Other non-interest-bearing liabilities	19,752			23,553			14,531
Total liabilities	1,716,080			1,698,376			1,616,038
Stockholders’ equity	173,262			164,309			167,486
Total liabilities and stockholders’ equity	$1,889,342			$1,862,685			$1,783,524
Net interest income		$16,931			$16,202			$15,479
Interest rate spread			3.49%			3.42%			3.43%
Net interest-earning assets	$338,443			$327,669			$329,270
Net interest margin			3.77%			3.65%			3.64%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Six Months Ended
(Dollars in thousands)	June 30, 2018			June 30, 2017
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,060,112	$25,605	4.83%	$952,679	$20,939	4.40%
Commercial and industrial loans(1)	437,061	14,049	6.43%	452,570	13,675	6.04%
Direct financing leases(1)	30,582	617	4.04%	29,422	629	4.28%
Consumer and other loans(1)	29,639	633	4.27%	28,392	563	3.97%
Total loans and leases receivable(1)	1,557,394	40,904	5.25%	1,463,063	35,806	4.89%
Mortgage-related securities(2)	132,546	1,462	2.21%	142,929	1,233	1.73%
Other investment securities(3)	35,386	332	1.88%	38,157	322	1.69%
FHLB and FRB stock	7,559	114	3.02%	3,693	47	2.57%
Short-term investments	51,349	377	1.47%	50,356	264	1.05%
Total interest-earning assets	1,784,234	43,189	4.84%	1,698,198	37,672	4.44%
Non-interest-earning assets	91,853			81,031
Total assets	$1,876,087			$1,779,229
Interest-bearing liabilities
Transaction accounts	$285,216	1,036	0.73%	$212,118	520	0.49%
Money market	494,779	1,918	0.78%	607,882	1,319	0.43%
Certificates of deposit	76,424	478	1.25%	54,959	265	0.96%
Wholesale deposits	289,614	2,606	1.80%	388,031	3,227	1.66%
Total interest-bearing deposits	1,146,033	6,038	1.05%	1,262,990	5,331	0.84%
FHLB advances	270,445	2,641	1.95%	74,118	432	1.17%
Other borrowings	24,647	826	6.70%	25,204	990	7.86%
Junior subordinated notes	10,022	552	11.02%	10,007	552	11.03%
Total interest-bearing liabilities	1,451,147	10,057	1.39%	1,372,319	7,305	1.06%
Non-interest-bearing demand deposit accounts	234,487			228,536
Other non-interest-bearing liabilities	21,643			12,886
Total liabilities	1,707,277			1,613,741
Stockholders’ equity	168,810			165,488
Total liabilities and stockholders’ equity	$1,876,087			$1,779,229
Net interest income		$33,132			$30,367
Interest rate spread			3.45%			3.37%
Net interest-earning assets	$333,087			$325,879
Net interest margin			3.71%			3.58%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

PERFORMANCE RATIOS

	For the Three Months Ended					For the Six Months Ended
(Unaudited)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
Return on average assets (annualized)	0.70%	0.78%	0.91%	0.58%	0.42%	0.74%	0.59%
Return on average equity (annualized)	7.59%	8.88%	9.57%	6.22%	4.50%	8.22%	6.38%
Efficiency ratio	67.07%	67.45%	63.23%	66.56%	65.39%	67.27%	68.03%
Interest rate spread	3.49%	3.42%	3.39%	3.32%	3.43%	3.45%	3.37%
Net interest margin	3.77%	3.65%	3.63%	3.52%	3.64%	3.71%	3.58%
Average interest-earning assets to average interest-bearing liabilities	123.25%	122.66%	124.66%	123.39%	123.99%	122.95%	123.75%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Non-accrual loans and leases	$31,091	$20,030	$26,389	$33,232	$37,162
Foreclosed properties	1,484	1,484	1,069	2,585	2,585
Total non-performing assets	32,575	21,514	27,458	35,817	39,747
Performing troubled debt restructurings	249	261	332	275	702
Total impaired assets	$32,824	$21,775	$27,790	$36,092	$40,449

Non-accrual loans and leases as a percent of total gross loans and leases	1.95%	1.28%	1.76%	2.26%	2.55%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	2.04%	1.37%	1.83%	2.44%	2.72%
Non-performing assets as a percent of total assets	1.71%	1.15%	1.53%	2.01%	2.25%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.31%	1.19%	1.25%	1.36%	1.49%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	67.32%	93.05%	71.10%	59.95%	58.33%

Criticized assets:
Substandard	$42,477	$30,622	$32,687	$36,747	$39,011
Doubtful	—	—	4,692	5,055	6,658
Foreclosed properties	1,484	1,484	1,069	2,585	2,585
Total criticized assets	$43,961	$32,106	$38,448	$44,387	$48,254
Criticized assets to total assets	2.31%	1.71%	2.14%	2.49%	2.73%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
Charge-offs	$306	$2,685	$1,643	$3,230	$3,757	$2,990	$3,966
Recoveries	(21)	(84)	(11)	(5)	(112)	(105)	(503)
Net charge-offs	$285	$2,601	$1,632	$3,225	$3,645	$2,885	$3,463
Net charge-offs as a percent of average gross loans and leases (annualized)	0.07%	0.67%	0.44%	0.88%	0.99%	0.37%	0.47%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Total capital to risk-weighted assets	11.87%	11.78%	11.98%	11.91%	11.91%
Tier I capital to risk-weighted assets	9.34%	9.33%	9.45%	9.43%	9.33%
Common equity tier I capital to risk-weighted assets	8.80%	8.79%	8.89%	8.86%	8.77%
Tier I capital to adjusted assets	9.25%	9.26%	9.54%	9.39%	9.28%
Tangible common equity to tangible assets	8.55%	8.52%	8.79%	8.69%	8.68%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Commercial real estate:
Commercial real estate - owner occupied	$196,032	$197,268	$200,387	$182,755	$183,161
Commercial real estate - non-owner occupied	485,962	484,151	470,236	461,586	468,778
Land development	45,033	46,379	40,154	41,499	46,500
Construction	188,036	156,020	125,157	115,660	104,515
Multi-family	137,388	136,098	136,978	125,080	124,488
1-4 family	35,569	41,866	44,976	40,173	38,922
Total commercial real estate	1,088,020	1,061,782	1,017,888	966,753	966,364
Commercial and industrial	447,540	443,005	429,002	447,223	437,955
Direct financing leases, net	32,001	31,387	30,787	28,868	29,216
Consumer and other:
Home equity and second mortgages	7,962	8,270	7,262	7,776	7,973
Other	21,075	20,717	18,099	17,447	17,976
Total consumer and other	29,037	28,987	25,361	25,223	25,949
Total gross loans and leases receivable	1,596,598	1,565,161	1,503,038	1,468,067	1,459,484
Less:
Allowance for loan and lease losses	20,932	18,638	18,763	19,923	21,677
Deferred loan fees	1,645	1,671	1,443	1,354	1,309
Loans and leases receivable, net	$1,574,021	$1,544,852	$1,482,832	$1,446,790	$1,436,498

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Non-interest-bearing transaction accounts	$255,521	$240,422	$277,445	$253,320	$241,577
Interest-bearing transaction accounts	272,057	262,766	217,625	251,355	231,074
Money market accounts	450,654	498,310	515,077	527,705	593,487
Certificates of deposit	78,062	77,107	76,199	58,144	54,067
Wholesale deposits	281,431	292,553	307,985	333,200	354,393
Total deposits	$1,337,725	$1,371,158	$1,394,331	$1,423,724	$1,474,598
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Trust assets under management	$1,465,101	$1,393,654	$1,350,025	$1,240,014	$1,164,433
Trust assets under administration	180,320	185,463	186,383	176,472	173,931
Total trust assets	$1,645,421	$1,579,117	$1,536,408	$1,416,486	$1,338,364

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Common stockholders’ equity	$173,672	$171,480	$169,278	$166,781	$165,234
Goodwill and other intangible assets	(12,380)	(12,579)	(12,652)	(12,735)	(12,760)
Tangible common equity	$161,292	$158,901	$156,626	$154,046	$152,474
Common shares outstanding	8,760,103	8,764,420	8,763,539	8,758,923	8,716,018
Book value per share	$19.83	$19.57	$19.32	$19.04	$18.96
Tangible book value per share	18.41	18.13	17.87	17.59	17.49

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Common stockholders’ equity	$173,672	$171,480	$169,278	$166,781	$165,234
Goodwill and other intangible assets	(12,380)	(12,579)	(12,652)	(12,735)	(12,760)
Tangible common equity	$161,292	$158,901	$156,626	$154,046	$152,474
Total assets	$1,899,787	$1,878,217	$1,794,066	$1,785,656	$1,768,928
Goodwill and other intangible assets	(12,380)	(12,579)	(12,652)	(12,735)	(12,760)
Tangible assets	$1,887,407	$1,865,638	$1,781,414	$1,772,921	$1,756,168
Tangible common equity to tangible assets	8.55%	8.52%	8.79%	8.69%	8.68%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Sixth Months Ended
(Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
Total non-interest expense	$14,467	$13,907	$14,859	$14,231	$14,221	$28,374	$27,781
Less:
Net gain on foreclosed properties	—	—	(143)	—	—	—	—
Amortization of other intangible assets	12	12	13	14	14	24	28
SBA recourse provision (benefit)	99	(295)	145	1,315	774	(196)	780
Impairment of tax credit investments	329	113	2,447	112	112	442	225
Deconversion fees	—	—	199	—	101	—	101
Total operating expense	$14,027	$14,077	$12,198	$12,790	$13,220	$28,104	$26,647
Net interest income	$16,931	$16,202	$15,358	$14,883	$15,479	$33,132	$30,367
Total non-interest income	3,982	4,667	3,525	4,339	4,738	8,648	8,801
Less:
Net (loss) gain on sale of securities	—	—	(409)	5	1	—	1
Total operating revenue	$20,913	$20,869	$19,292	$19,217	$20,216	$41,780	$39,167
Efficiency ratio	67.07%	67.45%	63.23%	66.56%	65.39%	67.27%	68.03%